Exhibit 99

MSC INDUSTRIAL DIRECT CO., INC.
--------------------------------------------------------------------------------
151 Sunnyside Boulevard
Plainview, NY  11803

                         MSC INDUSTRIAL DIRECT CO., INC.
                         Announces Executive Promotions
            Names Mel Redman as President and Chief Operating Officer

For Release 5:00 p.m. E.S.T.
Monday, January 12, 1998

Contact: Shelley Boxer
V.P./C.F.O.

MSC Industrial Direct
516-349-7100, x1216

Plainview, NY, January 12, 1998-MSC Industrial Direct Co. Inc. (NYSE: MSM) today announced the appointment of Mel Redman as President and Chief Operating Officer. Redman has served on MSC's Board and as a consultant since 1995. The Company said that Mitchell Jacobson remains Chief Executive Officer and will now serve as Chairman of the Board, succeeding Sid Jacobson, who becomes Vice Chairman of the Board.

"We are pleased to welcome Mel as part of our team." said MSC's new Chairman. "He brings to MSC a wealth of experience gained at Wal-Mart, Inc., one of America's premier companies, and a close familiarity with our industry and company. As a consultant and as a member of our Board of Directors, he has been instrumental in helping to build our executive team and business model. Mel will concentrate on maintaining and improving MSC's operational excellence, especially in the areas of reducing our operating and product acquisition costs, enabling me to increase my focus on MSC's marketing and sales areas as well as our long-term strategic goals," Jacobson concluded.

Redman has more than 25 years of professional achievement in retail management. He is a nationally recognized expert in the areas of management, operations and store planning. Prior to establishing his consulting firm, Mr. Redman was, until 1995, Senior Vice President of Operations for Wal-Mart Inc. in the Southwest Division, where he was responsible for the profitability of over 450 Wal-Mart stores, 180,000 associates and $15 billion in annual sales.

Mr. Redman, 46, will relocate from Bentonville, Arkansas to New York.

MSC Industrial Direct Co., Inc. is a direct marketer and leading full-line supplier of a broad range of metalworking and maintenance and repair supplies to industrial customers throughout the United States.